Investors: Media:

Ina McGuinness Kathleen Rinehart

Vice President, Corporate Public Relations Director

Communications & Investor Relations (650) 624-4948

(650) 624-4949 kathleen.rinehart@tercica.com

ina.mcguinness@tercica.com

Tercica Reports First Quarter Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time

BRISBANE, Calif. (May 9, 2006) -- Tercica, Inc. (Nasdaq: TRCA) today announced revenue for the first quarter ended March 31, 2006 was $85,000, reflecting the initial quarter of sales of Increlex™ (mecasermin [rDNA origin] injection. The net loss for the first quarter of 2006 was $14.3 million, or $0.40 per share, compared with a net loss of $9.1 million, or $0.32 per share, for the first quarter of 2005.

"As of today, approximately 300 children have been identified by pediatric endocrinologists as candidates for Increlex therapy, and approximately 30 percent of these children have completed their evaluation and been prescribed Increlex," said John A. Scarlett M.D., Tercica's President and Chief Executive Officer.

"Approximately 75% of Increlex prescriptions have been approved for reimbursement within 30 days of submission, which is consistent with the reimbursement rate for children treated for growth hormone deficiency with growth hormone. Reimbursement coverage policies have been established for Increlex by insurers that manage approximately 75% of the privately covered lives in the United States. In addition, we have executed an agreement with the Centers for Medicare and Medicaid Services to enable qualified Medicaid beneficiaries to be covered for Increlex treatment. We believe these results represent excellent progress for a new drug launching into a new disease paradigm," said Scarlett.

Research and development expenses for the first quarter of 2006 were $4.6 million, compared with $4.9 million for the first quarter of 2005, due primarily to lower manufacturing costs as production and validation of Tercica's rhIGF-1 process was completed in the prior-year period. Selling, general and administrative expenses for the 2006 first quarter were $10.5 million, up from $4.2 million for the prior-year quarter, reflecting increased expenses associated with commercial operations, litigation and medical education.

Cash, cash equivalents and short-term investments as of March 31, 2006 were $79.2 million, compared with $58.6 million as of December 31, 2005. This increase reflects net proceeds of $34.2 million from an offering of 5.75 million shares of common stock completed in January 2006, including full exercise of the underwriters' over-allotment option, offset by $13.6 million in cash used in operating activities during the quarter.

2006 Financial Guidance

Tercica today affirmed previously issued guidance for 2006 cash burn to be between $63 million and $69 million, including working capital requirements and excluding the impact of revenue and related product costs. The Company intends to provide annual revenue guidance upon assessment of two quarters of product sales.

Conference Call and Webcast Information

Management will host an investment community conference call today beginning at 4:30 p.m. Eastern time to discuss first quarter financial results, provide a business update and to answer questions. To participate by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.

A telephone replay of the conference call will be available for 48 hours beginning May 9 within two hours of the conclusion of the call, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation number 8043949. Individuals interested in listening to the conference call via the Internet may do so by visiting www.tercica.com. A replay will be available on the Company's Web site for 21 days.

About Tercica and Increlex

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company's first product, Increlex or recombinant human insulin-like growth factor-1 (rhIGF-1), is the only therapy approved by the FDA for the long-term treatment of severe Primary IGFD. Human IGF-1 is the principal hormone necessary for statural growth, and is released in response to stimulation by growth hormone. Primary IGFD is diagnosed in children who have normal or elevated secretion of endogenous growth hormone yet are resistant to its effects, and whose height and serum IGF-1 levels are more than two standard deviations below normal. A sub-set of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, are diagnosed with severe Primary IGFD. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company's prospects and results, including that approximately 70% of approximately 300 children have been identified by pediatric endocrinologists as candidates for Increlex therapy. Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica's Form 10-K for the year ended December 31, 2005 filed on March 15, 2006; and with respect to the statement that approximately 70% of approximately 300 children have been identified as candidates for Increlex therapy, such candidates may not receive a prescription for Increlex nor be diagnosed with severe Primary IGFD.

[Tables to follow]

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

(In thousands, except per share data)

(Unaudited)
Statements of Operations	Three Months Ended March 31,
	2006	2005

Net product sales	$ 85	$ --

Costs and expenses:
Cost of product sales	83	--
Research and development*	4,630	4,871
Selling, general and administrative*	10,504	4,179
Total costs and expenses	(15,217)	(9,050)

Operating loss	(15,132)	(9,050)

Interest expense	--	(499)
Interest and other income, net	863	441
Net loss	$ (14,269)	$ (9,108)

Basic and diluted net loss per share	$ (0.40)	$ (0.32)
Shares used to compute basic and diluted net loss per share	35,641	28,129

* Includes non-cash stock-based compensation expense as follows:
Research and development	$ 429	$ 320
Selling, general and administrative	688	326
Total	$ 1,117	$ 646

	March 31,	December 31,
	2006	2005
		(1)
Balance Sheet Data
Cash, cash equivalents, and short-term investments	$ 79,171	$ 58,626
Total assets	88,321	66,316
Total liabilities	10,352	9,518
Total stockholders' equity	77,969	56,798

  Derived from the audited financial statements for the year ended December 31, 2005 included in the Company's Form 10-K.